 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Table Trac, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Table Trac

2010 Shareholder Meeting

Table Trac, Inc.
Notice of Annual Meeting of Shareholders
December 16, 2010

Dear Shareholder:

The annual meeting of Table Trac shareholders will again be held at the Comfort Inn-Plymouth, 3000 Harbor Ln North (Hwy 55 and 494), on the 16th day of December, 2010, at 10:00 a.m., to consider and act upon the following matters:

1)	Elect the Board of Directors
2)	Ratify the Auditing Firm of Baker Tilly Virchow Kraus, LLP

The foregoing matters are more fully described below. A proxy form has been enclosed for your voting selections. In addition to the formal matters, management will discuss the progress and events that the company has experienced since the last shareholder meeting.

All shareholders of record at the close of business on November 1, 2010, will be entitled to vote at the meeting. Shareholders are entitled to caste one vote for each share held. As of September 30, 2010, the outstanding number of Table Trac Inc. shares, was 4,254,805

BY THE BOARD OF DIRECTORS

The execution of the enclosed proxy and its prompt return will be greatly appreciated.

PRINCIPLE SHAREHOLDERS

The company knows of no person, except for those listed below, who is a beneficial owner of more than 5% of the company’s voting stock as of the last audited statement.

Owner	Number of shares	%

Chad and Sally Hoehne	1,138,600	27.39%

Doucet Asset Management	368,177	8.8%

OFFICERS AND DIRECTORS

The officers and directors for the period up to December 16, 2010 are as follows:

NAME	AGE	POSITION

Chad B. Hoehne	48	Chairman President Treasurer

Mr. Hoehne is the Chief Executive Officer of the company. Prior to starting Table Trac, and developing the company’s technology, Mr. Hoehne was employed by Micro Control Company from 1985 to 1993. Mr. Hoehne received a Bachelor of Science degree in Finance and Business Administration with a minor in Computer Science, from Minnesota State University, in 1984.

Robert R. Siqveland	66	Secretary

Mr. Siqveland is the Director of Marketing and the Corporate Secretary. He was an investment advisor and Venture Capitalist for twenty-five years. Mr. Siqveland graduated from the University of Minnesota in 1967 and was awarded his commission in the United States Army. He achieved the rank of Captain, and commanded an Artillery Battery.  He provided “seed capital” and management to 34 companies until he joined Table Trac.

Thomas Oliveri	51	Board Member

Mr. Oliveri has extensive experience in manufacturing, most of which encompasses senior management positions, several publicly owned.  Mr. Oliveri is presently President and Chief Operating Officer of Clear Skies Solar, Inc. and has served in that capacity since April 14, 2008. Mr. Oliveri has 26 years of experience as a global executive directing and managing all aspects of business operations, strategic planning, engineering, marketing, sales, operations, accounting, HR, and IT functions with working experience in the United States, Europe, Asia, Russia, Australia, South America, and South Africa. Since 2006, Mr. Oliveri has led a corporate turnaround effort as the Head of the Equipment Flow division of Sulzer Metco, Inc., a worldwide leader in the thermal spray industry.  From 1999 to 2006, Mr. Oliveri served in a variety of executive roles, eventually rising to CEO, at Global Payment Technologies, Inc., a currency validation manufacturer.  From 1986 through 2000, Mr. Oliveri served in a variety of executive management positions at manufacturing companies around the world. Mr. Oliveri has a Bachelor of Science from SUNY Oswego and a Master of Science from SUNY Stony Brook.  Mr. Oliveri has been a director at Table Trac since 2006 and lives on Long Island with his wife and 3 children.

Glenn Goulet	52	Board Member

Mr. Goulet is a seasoned market researcher with more than 20 years strategic research experience including early research stints at ABC News, the Republican National Committee and Market Strategies, Inc., the 19th largest market research firm in the United States.  He has served on the polling teams of two U.S. Presidents. He has worked exclusively in gaming since 1994 working for several publicly-traded companies, including GTECH Corporation, Multimedia Games and INTRALOT. In August of 2010, Mr. Goulet was offered, and accepted full time employment as the Executive Vice President of Table Trac and has tendered his resignation to the Board of Directors as he is now an insider in the Corporation. Among his normal executive duties, Mr. Goulet is focused on all aspects of customer relations, to include product sales management. He is a graduate of New York Institute of Technology, Old Westbury, N.Y.

SCOTT E. SMITH   Mr. Smith served 4 months as a Director, and on April 23, 2010, he resigned for personal reasons.

Compensation

Mr. Hoehne’s salary for the period through November 5th, the date of this printing, was $292,832. Mr. Hoehne was responsible for Financial duties, Corporate administration, Corporate accounting, Chief Executive management and President. In addition he was responsible for programming and technology development.

Mr. Siqveland’s salary for the same period was $61,000. In addition to Corporate Secretary, Mr. Siqveland handles all investor and broker services, sales management and Corporate Development.

Mr. Goulet’s salary for the same period was $20,833. His employment started in August.

ELECTION OF BOARD OF DIRECTORS

The following individuals are being nominated to serve on the Board of Directors until the next meeting of shareholders. Mr. Hoehne, Mr. Siqveland and Mr. Oliveri have been long time Board Members and their resumes and duties are described above.

CHAD HOEHNE   (See above)

ROBERT SIQVELAND   (See above)

THOMAS OLIVERI   (See above)

MICHAEL I. CONNOLLY

Mr. Connolly has over 25 years experience helping business leaders and owners create exceptional value for companies in transition by combining business development skills and financing capabilities. Mr. Connolly is responsible for capitalization, leadership development, profit and loss and exit strategies for client companies. He is expert at developing teammates through goal alignment and helping them to deliver their collective best.

As founder of Mount Juliet Ventures he most recently transformed successful private and public national companies including Softbrands, ElderLife, BuyerZone, Insignia Systems, ElderCarelink, Jamba Juice, Great Clips for Hair, Chili's, SuperCuts and The Hotel Donaldson. Previously, Mr. Connolly was Chief Operating Officer of Trammel Crow Company, where he restructured over $300 million in commercial debt. He was the founder and President of the Tax and Business Services Division at American Express, Inc. where he grew revenues from zero to $25 million in three years. Mr. Connolly began his career with McKinsey and Company as a management consultant. Mr. Connolly has a BA in History from Pomona College, and an MBA with honors from the Harvard Business School.

Michael has three children: Nellie, Mary and Paul. He enjoys a wide range of cultural and outdoor activities. His business passion is growing or turning around companies.

STEVE BROWNE

Mr. Browne has been involved in the gaming industry since the late 70’s and worked for such companies as Del Webb’s Sahara Tahoe, the Eldorado, and Club Cal-Neva in northern Nevada. He worked in many positions at all levels, primarily in the area of table games management and operations. In 1988 Steve purchased Cactus Jacks Casino in Carson City, Nevada, with two partners. He spent the next ten years as Treasurer and General Manager of that property. During that period, Steve was instrumental in developing a unique, customer driven marketing and service program that took an underperforming casino down the road to seven years of double-digit growth. In 1997 he stepped down as General Manager and sold his interest in the casino. Since that time Steve has developed a successful consulting practice specializing in the areas of customer service, player development, and casino operations. He works extensively with casino clients across North America and overseas. Steve is the author of two books, Gambling And Service: The Complete Book On Casinos, Customer Service, And Selling An Entertainment Experience That Enriches People’s Lives, and The Math of Player Development. He is also the author of several complete Service and Sales Training Programs for gaming employees and managers. Steve has been instrumental in leading the charge to developing customer service and customer-focused marketing as a competitive edge in today’s fiercely contested gaming markets. In addition to his gaming work, Steve also is owner and President of The Carson Cigar Company, a combination retail tobacconist and cigar bar in Carson City, Nevada. Steve has a Bachelor of Arts degree from the University of Colorado and is a graduate of the Executive Development Program at the University of Nevada Reno. He lives in Carson City with his wife Robin and has two children.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE NOMINEES

Ratification of the Appointment of Independent Registered Public Accounting Firm

Since 2004, Moquist Thorvilson Kaufmann Kennedy & Pieper LLC formerly Carver Moquist & O'Connor, LLC has been the principal accountants for Table Trac, Inc. (the"Company"). On October 8, 2010, the Company engaged Baker Tilly Virchow Krause, LLP as the Company’s principal accountants. The decision to change accountants was approved by the Company’s Board of Directors and is being recommended by the Company’s Audit Committee.

The audit reports of Moquist Thorvilson Kaufmann Kennedy & Pieper LLC formerly Carver Moquist & O'Connor, LLC on the financial statements of Table Trac, Inc. did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

With continued rising costs for audit, the Board felt the need to control budgetary considerations in all areas of accounting and audit, and decided that it would be prudent to put out a RFP to qualified firms. In the course of due-diligence, to include interviews, the audit committee and collective Board agreed that based on price and criteria, Baker Tilly was the best choice for an external auditor. Baker Tilly Virchow Krause, LLP is a full-service accounting and advisory firm and is an independent member of Baker Tilly International, the world's eighth largest network of accounting firms, located in more than 110 countries.

THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF BAKER TILLY VIRCHOW KRAUSE, LLP

PROXY CARD

Table Trac, Inc.

Proxy for Annual Meeting of Stockholders

The undersigned, a stockholder of Table Trac, Inc., hereby appoints Mr. Chad Hoehne and Robert R. Siqveland, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the annual stockholders’ meeting of Table Trac, Inc. to be held at Comfort Inn-Plymouth, 3000 Harbor Lane North (at the intersection of Minnesota Highway 55 and Interstate 494), on Thursday, December 16, 2010 at 10:00 a.m. local time, and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

1.	Proposal to elect five directors to the Board of Directors.

(01) Chad Hoehne	(04) Michael I. Connolly

(02) Robert Siqveland	(05) Steve Browne

(03) Thomas Oliveri

☐ FOR ALL        ☐ WITHHOLD ALL        ☐ FOR ALL EXCEPT

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write the number(s) of that/those nominee(s) on the space provided below:

2.	Proposal to ratify the appointment of Baker Tilly Virchow Krause LLP as the independent registered public accounting firm of the Company for fiscal 2010.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3.	Upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote “FOR” proposals 1 and 2

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Stockholders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.  When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR ratification of the appointment of Baker Tilly Virchow Krause, LLP as independent registered public accounting firm for fiscal 2010; and FOR the election of all nominees for directors.

Dated: ______________ 2010

X

X

(Stockholder must sign exactly as the name appears at left above. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. If shares are held by two or more persons as joint tenants, all must sign.)